As filed with the Securities and Exchange Commission on May 20, 2025

Securities Act File No. 333-281401
1940 Act File No. 811-23366

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No.

Post-Effective Amendment No. 1	[X]

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 21

RiverNorth Opportunistic Municipal Income Fund, Inc.
(Exact Name of Registrant as Specified in Charter)

360 South Rosemary Avenue
Suite 1420
West Palm Beach, FL 33401
(Address of Principal Executive Offices)

(561) 484-7185
(Registrant’s Telephone Number)

Marcus L. Collins, Esq.
RiverNorth Capital Management, LLC

360 South Rosemary Avenue
Suite 1420
West Palm Beach, FL 33401
(Name and Address of Agent for Service)

Copy to:
Joshua B. Deringer, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Ste. 2000
Philadelphia, PA 19103-6996
215-988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box [  ]

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box [X]

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [  ]

It is proposed that this filing will become effective (check appropriate box):

[ ]	when declared effective pursuant to section 8(c)

If appropriate, check the following box:

[ ]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.

[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.

[X]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-281401.

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.

[ ]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[X]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 under the Securities Act of 1933, as amended (“Securities Act”), and Post-Effective Amendment No. 21 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-2 (File Nos. 333-281401 and 811-23366) of the RiverNorth Opportunistic Municipal Income Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing Exhibits h.1, h.2 and l.3 to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

Item 25: Financial Statements and Exhibits

2.		Exhibits:

	a.1	Articles of Incorporation. (1)

	a.2	Articles of Amendment and Restatement. (3)

	b.	By-Laws of Fund. (3)

	c.	None.

	d.	None.

	e.	Dividend Reinvestment Plan. (3)

	f.	None.

	g.1	Management Agreement between Registrant and RiverNorth Capital Management, LLC. (2)

	g.2	Sub-Advisory Agreement between RiverNorth Capital Management, LLC and MacKay Shields LLC. (3)

	h.1	Distribution Agreement between Registrant and ALPS Distributors, Inc. (13)

	h.2	Sub-Placement Agent Agreement between ALPS Distributors, Inc. and UBS Securities LLC. (13)

	i.	None.

	j.	Master Custodian Agreement. (3)

	k.1	Form of Agency Agreement with DST Systems, Inc. (3)

	k.2	Form of Administration, Bookkeeping and Pricing Services Agreement with ALPS Fund Services, Inc. (3)

	k.3	Franklin Rule 12d1-4 Funds of Funds Investment Agreement dated January 20, 2022. (6)

	k.4	BlackRock Closed-End Fund Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022. (6)

	k.5	Nuveen Closed-End Funds Rule 12d1-4 Investment Agreement dated January 19, 2022. (6)

	k.6	Voya Fund of Funds Investment Agreement dated January 19, 2022. (6)

	k.7	Credit Agreement with BNP Paribas. (10)

	k.8	Credit Agreement with Pershing LLC. (10)

k.9	Clough Rule 12d1-4 Fund of Funds Investment Agreement dated September 9, 2024. (11)

k.10	Invesco Rule 12d1-4 Fund of Funds Investment Agreement dated June 21, 2024. (11)

k.11	Virtus Rule 12d1-4 Fund of Funds Investment Agreement dated January 19, 2022. (11)

l.1	Opinion and consent of Fund counsel. (10)

l.2	Opinion and consent of Maryland counsel. (10)

l.3	Consent of Fund counsel. (13)

m.	None.

n.	Consent of Independent Registered Public Accounting Firm. (12)

o.	None.

p.	Form of Subscription Agreement. (3)

q.	None.

r.1	Combined Code of Ethics for the Registrant and RiverNorth Capital Management, LLC. (8)

r.2	Code of Ethics of Mackay Shields LLC. (3)

s.	Calculation of Filing Fees Tables. (9)

t.1	Powers of Attorney. (9)

(1)	Filed on July 20, 2018 with Registrant’s Registration Statement on Form N-2 (File No. 333-226273) and incorporated herein by reference.

(2)	Filed on September 21, 2018 with Registrant’s Registration Statement on Form N-2 (File No. 333-226273) and incorporated herein by reference.

(3)	Filed on October 22, 2018 with Registrant’s Registration Statement on Form N-2 (File No. 333-226273) and incorporated herein by reference.

(4)	Filed on October 24, 2018 with Registrant’s Registration Statement on Form N-2 (File No. 333-226273) and incorporated herein by reference.

(5)	Filed on October 25, 2018 with Registrant’s Registration Statement on Form N-2 (File No. 333-226273) and incorporated herein by reference.

(6)	Filed on August 9, 2022 with Registrant’s Registration Statement on Form N-2 (File No. 333-260485) and incorporated herein by reference.

(7)	Filed on October 7, 2022 with Registrant’s Registration Statement on Form N-2 (File No. 333-260485) and incorporated herein by reference.

(8)	Filed on August 24, 2023 with Registrant’s Registration Statement on Form N-2 (File No. 333-260485) and incorporated herein by reference.

(9)	Filed on August 8, 2024 with Registrant’s Registration Statement on Form N-2 (File No. 333-281401) and incorporated herein by reference.

(10)	Filed on October 23, 2024 with Registrant’s Registration Statement on Form N-2 (File No. 333-281401) and incorporated herein by reference.

(11)	Filed on February 20, 2025 with Registrant’s Registration Statement on Form N-2 (File No. 333-281401) and incorporated herein by reference.

(12)	Filed on March 31, 2025 with Registrant’s Registration Statement on Form N-2 (File No. 333-281401) and incorporated herein by reference.

(13)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of West Palm Beach, and State of Florida, on the 20th day of May, 2025.

RiverNorth Opportunistic Municipal Income Fund, Inc.

By:	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title		Date
By:	/s/ Patrick W. Galley	President (Principal Executive Officer)		May 20, 2025
Patrick W. Galley
By:	/s/ Jonathan M. Mohrhardt	Chief Financial Officer and Treasurer (Principal Financial Officer/ Principal Accounting Officer)		May 20, 2025
Jonathan M. Mohrhardt
By:	/s/ Patrick W. Galley	Chairman of the Board and Director		May 20, 2025
Patrick W. Galley
John K. Carter(1)		Director	By:	/s/ Patrick W. Galley
Lisa B. Mougin(1)		Director		Patrick W. Galley
David M. Swanson(1)		Director		Attorney-In-Fact
Jerry Raio(1)		Director		May 20, 2025
J. Wayne Hutchens(1)		Director

(1)	Original powers of attorney authorizing Joshua B. Deringer, David L. Williams and Patrick W. Galley to execute Registrant’s Registration Statement, and Amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement were previously executed and were filed on August 8, 2024 as Exhibit t.1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-281401).

INDEX TO EXHIBITS

h.1	Distribution Agreement between Registrant and ALPS Distributors, Inc.
h.2	Sub-Placement Agent Agreement between ALPS Distributors, Inc. and UBS Securities LLC
l.3	Consent of Fund Counsel